Exhibit 10.3


                                   SHORT FORM

                                      LEASE

                      TRUSTEES OF THE CAMBRIDGE EAST TRUST

                                       TO

                                  METASYN, INC.

                                       AT

                71 AND 75 ROGERS STREET, CAMBRIDGE, MASSACHUSETTS

                               Table of Contents
                               -----------------

Section                                                                     Page
-------                                                                     ----
1.               REFERENCE DATA                                              1

                 SIGNATURES                                                  3

                 SECRETARY'S CERTIFICATE                                     4

                 LIST OF EXHIBITS                                            5

2.               PREMISES                                                    6
2.1              Premises                                                    6
2.2              Deleted                                                     6
2.3              Appurtenant Rights                                          6
2.4              Landlord's Reservations                                     6

3.               COMMENCEMENT AND TERM OF LEASE                              7
3.1              Condition and Delivery of Premises                          7
3.2              Habendum                                                    7
3.3.1.d          Tenant's Right to Cancel                                    8
3.3              Entry Prior to Commencment Date                             7
3.4              Tenant's Option to Extend Term                              9
3.5              Tenant's Right of Refusal as to
                   79 Rogers Street                                         11
3.6              Tenant's Option to Add Premises at
                   69 Rogers Street                                         11
3.7              Time Limits on Exercise of Rights under
                   Section 3.5 and 3.6                                      11

4.               PREPARATION OF PREMISES                                    12
4.1              Tenant's Work                                              12

5.               USE OF PREMISES                                            14
5.1              Permitted Uses                                             15
5.2              Prohibited Uses                                            15
5.3              Licenses and Permits                                       15
5.4              Signs                                                      15

6.               RENT                                                       15
6.1              Annual Fixed Rent                                          16
6.2              Additional Rent; Taxes and Operating Expenses              18
6.2.1            Billing of Taxes and Operating Expenses                    19


                                     ii

Section                                                                     Page
-------                                                                     ----
6.2.2            Definition of Operating Expenses                           21
6.2.3            Certain Excluded Charges                                   23
6.3              Late Charges                                               24
6.4              Security Deposit                                           24

7.               ALLOCATION OF BUILDING SERVICES                            24
7.1              Landlord's Duties                                          24
7.2              Tenant's Duties                                            24
7.3              Tenant to Pay for All Utilities                            25
7.4              Deleted                                                    25
7.4.1            Repairs for Account of Tenant                              25
7.5              Curtailed Services                                         25
7.6              Payment for Tenant's Work                                  25

8.               TENANT'S ADDITIONAL COVENANTS                              26
8.1              Compliance with Law, Including Hazardous
                   Substances                                               26
8.2              Indemnity                                                  28
8.3              Tenant's Property is Tenant's Risk                         29
8.4              Estoppel Certificate                                       29
8.5              Overloading, Nuisance, Restrictions on
                   Research Activities; Volatile or Dangerous
                   Substances                                               29
8.6              Yield Up                                                   30
8.6.1            What are Intended to be Fixtures                           30
8.7              Alterations and Improvements by Tenant
                   After Term Commencement                                  31
8.8              Flood Load; Heavy Machinery                                31
8.9              Assignment and Subletting                                  31
8.10             Landlord's Access to Premises                              33
8.11             Construction Activity                                      34
8.12             Tenant's Financial Statements                              34

9.               INSURANCE                                                  34
9.1              Public Liability Insurance                                 34
9.2              Casualty Insurance                                         35
9.3              Certificates of Insurance                                  35
9.4              Landlord's Insurance                                       35

                                     iii

Section                                                                     Page
-------                                                                     ----
9.5              Waiver of Subrogation                                      36
9.6              Increase in Insurance Risk                                 36

10.              DAMAGE TO PREMISES AND CONSEQUENCES OF
                   EMINENT DOMAIN                                           36
10.1             Repair and Restoration of Casualty Loss                    36
10.2             Abatement of Rent                                          37
10.3             Termination for Major Damage or If Damaged
                   at End of Term                                           37
10.4             Eminent Domain                                             39

11.              DEFAULT AND REMEDIES                                       40
11.1             Events of Default                                          40
11.2             Deleted                                                    42
11.3             Damages - Termination                                      42
11.4             Effect of Tax and Operating Payments
                   on Damages                                               43
11.5             Landlord's Expense in Performing
                   Obligations of Tenant                                    44
11.6             Landlord's Remedies Not Exclusive                          44
11.7             Landlord's Default                                         45
11.8             Effect of Waivers of Default                               45
11.9             Deleted                                                    45
11.10            No Accord and Satisfaction                                 45

                                     iv

Section                                                                     Page
-------                                                                     ----
12.              SUBORDINATION                                              45
12.1             Subordination                                              45

13.              HOLDING OVER                                               46
13.1             Holding Over                                               46

14.              MISCELLANEOUS PROVISIONS                                   48
14.1             Notices                                                    48
14.2             Quiet Enjoyment                                            48
14.3             Limitation of Landlord's Liability                         48
14.4             Acts of God                                                49
14.5             Applicable Law and Construction                            49
14.6             Arbitration                                                49
14.7             Timely Performance                                         50
14.8             No Broker                                                  50
14.9             Financing Requirements                                     50
14.10            Agreement Made Only When Lease Signed                      50
14.11            Demolition                                                 50
14.12            Deleted                                                    51
14.13            No Parking                                                 51

                 EXHIBITS                                                52-61


                                      LEASE
                                      -----



1.   REFERENCE  DATA

     Each reference in this Lease to the following subjects shall be construed to incorporate the data for that subject stated in Section 1.

     DATE:                 As of July 1, 1992

     PREMISES:             The premises shown on Exhibit 1 containing
                           approximately 2,500 square feet located in the 2,500 square foot building known as and numbered 71 Rogers
                           Street, Cambridge, Massachusetts and the premises shown on Exhibit 2 containing approximately 5,000 square feet located in the 5,000 square foot building known as and numbered 75 Rogers Street, Cambridge, Massachusetts (collectively, the Building)

     LANDLORD:             Bruce A. Beal and Robert L. Beal, Trustees of The
                           Cambridge East Trust, under declaration of trust dated June 1, 1983 recorded with the South Middlesex
                           Registry of Deeds, Book 15067, Page 392 and registered with the South Middlesex Registry District of the Land Court as Document 641740 noted on Certificate of Title 168090, Book 970, Page 140, as
                           Trustees and not individually.

     ORIGINAL ADDRESS OF LANDLORD:
                           c/o Beal and Company, Inc.
                           177 Milk Street
                           Boston, Massachusetts  02109

     TENANT:               Metasyn, Inc., a Delaware corporation

     ORIGINAL ADDRESS OF TENANT:
                           71 Rogers Street
                           Cambridge, MA

     TERM:                                  5 years, 2 months

     EXTENSION OPTION:                      See section 3.6

     REFUSAL RIGHTS:                        See section 3.5

     COMMENCEMENT DATE:                     November 1, 1992

     TERMINATION DATE:                      December 31, 1997



     ANNUAL FIXED RENT:             None  -         11/01/92 through 12/31/92
                                    $ 60,000 -      01/01/93 through 12/31/93
                                    $ 67,500 -      01/01/94 through 12/31/94
                                    $ 75,000 -      01/01/95 through 12/31/95
                                    $ 82,500 -      01/01/96 through 12/31/96
                                    $ 90,000 -      01/01/97 through 12/31/97


     MONTHLY PAYMENT:               $ 5,000 -       01/01/93 through 12/31/93
                                    $ 5,625 -       01/01/94 through 12/31/94
                                    $ 6,250-        01/01/95 through 12/31/95
                                    $ 6,875         01/01/96 through 12/31/96
                                    $ 7,500         01/01/97 through 12/31/97

     TENANT'S PERCENTAGE OF
     OPERATING EXPENSES:            100 %

     TAX  BASE:                     None

     PERMITTED USES:                Office, laboratory use and ancillary animal
                                    space to the extent permitted by applicable law, and no other use.

     SECURITY DEPOSIT:

         Except as provided in the following paragraph, the security deposit shall be $100,000, which at Tenant's election may be paid (a) in cash or (b) in an unconditional, irrevocable letter of credit drawn to Landlord's order on a financial institution satisfactory to Landlord which expires not earlier than December 31, 1993 and which shall be renewed (or replaced with an equivalent letter of credit) on or before November 1 of each year through and including November 1, 1996 (and annually thereafter until November 1, 2001 in the event the Term is extended under Section 3.4).

         On the condition that Tenant has incurred no defaults (whether or not subsequently cured or waived) in the payment of Annual Fixed Rent and all items of additional rent continuing beyond any applicable cure or grace periods, and (b) on the further condition that Tenant is not then in default beyond applicable cure or grace periods of any other obligation under the Lease, the security deposit will be reduced to $75,000 on November 1, 1993, to $50,000 on November 1, 1994, and to $25,000 on November 1, 1995. In the event the security deposit is in cash, the reduction will be implemented by the Landlord's refund of the appropriate amount on demand of the Tenant. In the event the security deposit is being funded by letter of credit, the reduction may be implemented by Tenant's tendering a replacement letter of credit on terms identical to the original letter of credit, in each case ending not sooner than December 31 of the following year, for the reduced amount, which shall be exchanged for the letter of credit then held by Landlord. Tenant's right to receive the reductions of the security deposit specified above is a privilege conditioned upon Tenant's satisfying the conditions stated above.

     BROKER:      Lynch, Murphy, Walsh & Partners

     SIGNATURES

     LANDLORD:                                                TENANT:

     Bruce A. Beal and Robert L. Beal,
     Trustees as aforesaid
     and not individually

     By:   Beal and Company, Inc.                             Metasyn, Inc.
           Managing Agent






 By: /s/                                    By: /s/ Randall B. Lauffer
     -------------------------------             ------------------------------
                                                 Randall B. Lauffer
     its                                         its president
     hereunto duly authorized                    hereunto duly authorized

                             SECRETARY'S CERTIFICATE

     I, Peter K. Wirth, Assistant Secretary of Metasyn, Inc., hereby certify that the following is a true copy of a resolution of the Board of Directors of this corporation adopted by unanimous written consent, dated June 29, 1992, and that such resolution has not been revoked, amended or modified and is in full force and effect:

     Voted: That the President be and hereby is authorized singly, to execute and deliver on behalf of this corporation a lease between the Trustees of The Cambridge East Trust, as landlord, and this corporation, as tenant, for approximately 7,500 rentable square feet of space in the landlord's buildings located at 71 and 75 Rogers Street, Cambridge, Massachusetts, with certain rights to lease additional space in the landlord's buildings at 69 and 79 Rogers Street , Cambridge, for such rent and upon such terms as the signing officer shall determine to be necessary, desirable or appropriate, the signature of the President on such lease and any notice of such lease to be conclusive evidence of the approval thereof by this vote.

     This is to certify further that as of the date hereof, Randall Lauffer is the President of this corporation.

     This is to certify further that the execution and performance by this corporation of the lease described in the forgoing vote will not contravene or violate the Charter and Bylaws of this corporation.






                                              /s/ Peter Wirth
                                             -----------------------------
                                                  Assistant Secretary
     Dated:  July 6, 1992

                                LIST OF EXHIBITS

     Exhibit 1 -           Floor Plan of Premises at 71 Rogers Street

     Exhibit 2 -           Floor Plan of Premises at 75 Rogers Street

     Exhibit 3 -           Tenant's Work

     Exhibit 4 -           Floor Plan of Premises at 79 Rogers Street

     Exhibit 5 -           Reference Data for 79 Rogers Street

     Exhibit 6 -           Floor Plan of Premises at 69 Rogers Street

     Exhibit 7 -           Reference Data for 69 Rogers Street

2.            PREMISES

2.1 Premises. The Premises are shown on the Floor Plan (Exhibit 1) attached hereto and comprise the entire Building in which each is located. Such Building, together all the Buildings now or hereafter containing Premises are referred to collectively as the "Building".)

2.2           Deleted.

2.3 Appurtenant Rights. Subject to Landlord's rules, Tenant shall have, as appurtenant to any Premises which are less than all the Building in which Premises are located, rights to use in common with others entitled thereto: (a) the common lobbies and hallways, if any, of the Building; and (b) any common toilets and other common facilities, if any.

              Tenant has exclusive rights to use the entire Building at 71 Rogers Street and 75 Rogers Street, except that Landlord reserves the right to use the restrooms at 71 Rogers as common facilities for 69 Rogers Street. If and when the premises at 69 Rogers Street are occupied by a person other than Tenant, Landlord shall erect doors (or construct walls and separate bathrooms) so that Tenant's Premises are not accessible to such other person.

2.4 Landlord's Reservations. Landlord reserves (a) access to the Premises for inspection and repair on prior notice and during Tenant's business hours; and (b) any space in the Premises used for shafts, stacks, pipes, conducts, wires and appurtenant fixtures, ducts, electrical wiring, sinks or other facilities which serve the Building. Access and repair shall be done in a manner designed to reasonably minimize interference with Tenant's use of the Premises. Landlord reserves the right to alter existing patterns of vehicular traffic flow in the vicinity of the Building including, without limitation, reduction or elimination of vehicular flow (other than delivery and other service vehicles) on Rogers Street.

3.            COMMENCEMENT AND TERM OF LEASE

3.1 Condition and Delivery of Premises. The Premises are leased to Tenant in their existing condition without warranty or representations except as stated in this Lease. Landlord shall deliver possession on the Commencement Date. If Landlord is unable to do so because a prior tenant or occupant retains possession, Landlord shall incur no liability thereto nor shall such failure affect the validity of this Lease except that Annual Fixed Rent and all other amounts due from Tenant shall be abated pro rata as to the area not delivered until possession of the occupied space is delivered to Tenant.

              Landlord represents that the HVAC system(s) in the Premises will be in good working order at the commencement of the TERM. (This is not an implied warranty in any respect.)

              Tenant acknowledges that at the time of execution of this Lease, Tenant is in full possession of the portion of the Premises located at 71 Rogers Street. Upon the occurrence of the Commencement Date hereunder, Tenant's status as a tenant-at-will automatically terminated.

3.2 Habendum. To have and to hold the Premises for the Term commencing on the Commencement Date and ending on the Termination Date or such earlier date upon which said term may expire or be terminated pursuant to this Lease or pursuant to law (collectively the "Termination Date").

3.3 Entry Prior to Commencement Date.: Landlord agrees to notify Tenant if Landlord becomes aware that the present occupant of the Premises, Organogenesis, Inc. has vacated or will vacate materially before October 31, 1992. With Landlord's prior written consent, Tenant may, at its sole risk, enter the Premises prior to the Commencement Date without payment of rent but otherwise under the terms of this Lease; but notwithstanding any provision in the Lease to the contrary, for the first sixty (60) days after Tenant's entry. Tenant shall be entitled to occupy the Premises "rent free" commencing sixty-one (61) days after Tenant's entry. Tenant shall pay use and occupancy until December 31, 1992 at the rate set forth for annual Fixed Rent for 1993 plus all taxes, operating expenses and other additional rent for the use and occupancy period.


3.3.1 Tenant's Right to Cancel. If Landlord has not delivered possession of substantially all the Premises to Tenant by February 28, 1993, Tenant may at any time thereafter until such possession is delivered send Landlord notice of Tenant's intent to cancel this Lease (the "Termination Intent Notice"). If Landlord has not delivered possession as aforesaid within ten (10) days after receiving the Termination Intent Notice, Tenant may at any time thereafter until such possession is delivered elect to terminate this Lease by notice to Landlord so stating (the "Termination Notice"). Such termination shall be effective on the later of 1) the date stated in the Termination Notice or 2) the date Tenant vacates all the portions of the Premises accepted by Tenant, but such termination shall not be effective unless Tenant so vacates within ten (10) days of the Termination Notice.

3.4 Tenant's Option to Extend Term. In the event this Lease is in full force and effect without notice of default to Tenant or, if such notice of default has been given, Tenant is acting promptly and diligently to cure the same and applicable grace periods, if any, have not expired, and the original Tenant or any successor Tenant to whom the original Tenant can transfer its interest under this Lease by right and without Landlord's consent pursuant to Section
              8.9 (the "Successor Tenant") holds the entire tenant's interest hereunder and is in occupancy of the Premises and engaged in the active conduct of its business, the original Tenant or such Successor Tenant, as the case may be, may extend the initial Term for one period of five (5) years from the Termination Date on the terms and conditions of this lease (except for Annual Fixed Rent, which shall be determined as follows), by giving at least twelve
              (12) months prior written notice thereof to Landlord, and thereafter all references in this Lease to the Term shall also include the Term as extended.

              At Tenant's written request made at least thirty (30) days prior to the last day for Tenant to exercise the extension option under section 3.4 (but not more than sixty (60) days prior thereto), Landlord agrees to state in writing the fair market rent to which Landlord would agree for the extended Term ("Landlord's Rent Statement"). If Tenant makes such request, then the last day on which Tenant may exercise its option to extent the term shall be the later of (i) the date set forth above or (ii) ten (10) business days after receiving Landlord's Rent Statement.

              Notwithstanding the foregoing, Annual Fixed Rent for the extended Term shall be established as set forth in section 6.1.

3.5 Tenant's Right of Refusal as to 79 Rogers Street. In the event this Lease is in full force and effect without notice of default to Tenant or, if such notice of default has been given, Tenant is acting promptly and diligently to cure the same and applicable grace periods, if any, have not expired, and the original Tenant or the Successor Tenant holds the entire Tenant's interest hereunder and is in occupancy of all Premises then included in the Lease and engaged in the active conduct of its business, the original Tenant or the Successor Tenant, as the case may be, shall have a right of refusal to lease 5,000 square feet of space at 79 Rogers Street, Cambridge, Massachusetts shown on Exhibit 4 attached to this Lease (the "Refusal Premises") in their then existing condition with no obligation in Landlord with regard to altering or improving the condition thereof (except as stated in Section 4.1, which shall apply to the Refusal Premises) for a term beginning not more than four (4) months after the date of Landlord's Refusal Premises Notice (or on March 1, 1993 if later) and ending on the Termination Date (as it may be extended) on the terms and conditions stated on Exhibit 5 and otherwise on all the terms and conditions of this Lease (including, but not limited, to Tenant's obligation to pay all Taxes and Operating Expenses with respect thereto); except that the amount Landlord shall pay for Tenant's Improvements to the Refusal Premises shall be $85,000 multiplied by a fraction, the numerator of which is the number of days from the Commencement Date on the Refusal Premises to the original Termination Date and the denominator of which is One Thousand Eight Hundred Twenty Six (1,826).

              The right of refusal shall be exercised as follows (but in no other way).

              If, during the initial Term, the Refusal Premises are proposed to be leased, Landlord shall so notify Tenant in writing ("Landlord's Refusal Premises Notice"). Landlord's Refusal Premises Notice shall state the date on which the Refusal Premises would be added to the Premises under this Lease (or, if that date is uncertain, may state the earliest date the Refusal Premises could be added to the Premises under this Lease) and shall be given not sooner than forty-five (45) days before such date. Tenant shall have the right to lease the Refusal Premises on the terms and conditions stated above if (but only if) (1) Tenant gives Landlord written notice of its intention to do so within fifteen (15) calendar days of receipt of Landlord's Refusal Premises Notice and (2) executes and delivers to Landlord, within ten (10) business days of receipt thereof, the amendment adding the Refusal Premises to this Lease on the terms and conditions stated above, and Tenant's failure to do either of these acts within the time stated (time being of the essence as stated in Section 14.7) shall terminate Tenant's right to lease the Refusal Premises under this Section 3.5 if Landlord leases the Refusal Premises to any person within twelve (12) months following the last day Tenant could have exercised the refusal rights; and otherwise, subject to Section 3.7, Tenant's right to lease the Refusal Premises shall apply to the next proposed lease and shall be exercised as stated in this Section 3.5.

3.6 Tenant's Option to Add Premises at 69 Rogers Street. In the event this Lease is in full force and effect without notice of default to Tenant or, if such notice of default has been given, Tenant is acting promptly and diligently to cure the same and applicable grace periods, if any, have not expired, and the original Tenant or the Successor Tenant holds the entire Tenant's interest hereunder and is in occupancy of all Premises then included in the Lease and engaged in the active conduct of its business, the original Tenant or the Successor Tenant, as the case may be, shall have the option to add the Premises comprising 2,500 square feet located at and known as 69 Rogers Street as shown on Exhibit 6 (the "Expansion Premises") for a term ending on the Termination Date, as it may be extended, in their then existing condition with no obligation to the Landlord with regard to altering or improving the condition thereof (except as stated in Section 4.1 which shall apply to the Expansion Premises) on the terms and conditions stated in Exhibit 7 hereto and on all the other terms and conditions of this Lease; except that the amount Landlord shall pay for the Tenant's Improvements to the Expansion Premises shall be Forty Two Thousand Five Hundred Dollars ($42,500) multiplied by a fraction, the numerator of which is the number of days from the Commencement Date for the Expansion Premises to the original Termination Date and the denominator of which is One Thousand Eight Hundred Twenty Six (1,826). Tenant shall exercise its right to add the Expansion Premises to the Premises by giving at least six (6) months' written notice to Landlord, and thereafter all references in this Lease to the Premises shall also include the Expansion Premises. The Commencement Date as to the Expansion Premises shall be the date stated in the Tenant's notice of exercise, and if none is stated, shall be six (6) months from the date of Tenant's notice of exercise
              (or such earlier date on which Tenant first occupies the Expansion Premises for any use (including construction).

 3.7 Time Limits on Exercise of Rights under Sections 3.5 and 3.6. No exercise of Tenant's right of refusal under Section 3.5 as to 79 Rogers Street or Tenant's expansion right under Section 3.6 as to 69 Rogers Street shall be valid unless exercised such that the term as to those Premises commences on or before July 1, 1996; provided, however, that if Tenant has validly exercised its right to extend the Term as to the original Premises, then the notices required to exercise the aforesaid refusal and expansion rights will be effective if received by Landlord on or before December 31, 1996 (but not if received later).


4.            PREPARATION OF PREMISES

4.1           Tenant's Work; Landlord's Reimbursement.
              ---------------------------------------

              Tenant agrees to perform at its sole expense, and Landlord hereby consents to, the work described in Exhibit 3 ("Tenant's Improvements") on the following terms and conditions:

              (a) Prior to undertaking any work on the Premises, Tenant shall obtain Landlord's approval of all plans for Tenant's Improvements ("Tenant's Plans"). Landlord shall review Tenant's Plans with Landlord's staff or, as to matters which are in Landlord's sole judgment beyond the competence of Landlord's staff to review unassisted, Landlord shall engage an outside consultant to review Tenant's Plans at Tenants sole cost and expense. Landlord agrees to approve Tenant's Plans ( or specify in reasonable detail the matters of which the Landlord does not approve) within thirty (30) days of receiving a complete set of Tenant's Plans. If Landlord fails to do so, and Tenant gives Landlord written notice to that effect (the "Reminder Notice"), then unless Landlord approves/ responds, as the case may be, within two (2) business days of receiving Tenant's Reminder Notice, Landlord shall be deemed to have approved Tenant's Plans.

                     Landlord agrees to review and approve Tenant's Plans for 71 Rogers Street and 75 Rogers Street separately if so requested by Tenant.

              (b) Upon receipt of Landlord's written approval of Tenant's Plans, which approval may include such reasonable conditions as Landlord deems necessary or appropriate (or Landlord's deemed approval, as the case may be), Tenant may proceed, at Tenant's sole cost and expense, with the Tenant's Improvements as contemplated by Tenant's Plans approved in writing by Landlord.

              (c) Upon completion of Tenant's Improvements and all work related thereto, and upon Landlord's receipt from Tenant of satisfactory proof of payment for all Direct Construction Costs of Tenant's Improvements, all related work and any other costs which, in Landlord's judgment could result in a statutory lien for labor and materials on the Building or the Premises under applicable law, Landlord shall reimburse Tenant for the Reimbursable Direct Construction Costs of Tenant's Improvements, but in no event exceeding $127,500. "Direct Construction Costs" shall be all actual direct construction costs (i.e. so-called "hard costs") of all Tenant's Improvements and all work related thereto. "Reimbursable Direct Construction Costs" shall be limited to the Direct Construction Costs of those Tenant's Improvements which under the Lease become Landlord's property, and shall specifically exclude, by way of example, all costs of personal property and fixtures which Tenant is entitled to remove from the Premises.

                    At Tenant's written request, Landlord will pay ninety percent (90%) of the Reimbursable Direct Construction Costs requisitioned as progress payments by Tenant's contractor on the conditions that (1) Tenant is simultaneously paying all other amounts due the contractor on such requisition and (2) Landlord has had reasonable opportunity (if Landlord so elects, but with no obligation to do so) to inspect the contractor's work. In such case, Landlord shall pay the balance of the Reimbursable Direct Construction Costs at Tenant's written request, but not sooner than Tenant's payment of all retainage to the contractor. Tenant's request for any such payment shall constitute Tenant's acknowledgment to Landlord that Tenant is not relying on Landlord for any inspection or approval of work.

              (d) Tenant shall perform no work in the Premises not shown on Tenant's Plans as approved in writing by Landlord. Tenant shall secure Landlord's prior written approval (not to be unreasonably withheld or delayed) of the contractor(s) to do Tenant's Improvements. All persons working in the Premises in connection with Tenant's Improvements shall be covered by workman's compensation satisfactory to Landlord.

                    Tenant shall indemnify and save harmless Landlord from all costs, expenses, damages or losses sustained or claimed against Landlord arising out of work done by Tenant or by Landlord on Tenant's account in the Premises except to the extent caused by Landlord's negligence or willful act, including without implied limitation attorneys' fees, and on Landlord's written request Tenant shall provide a copy of Tenant's contractor's payment bond, or, at Tenant's option, other evidence of the contractor's financial integrity satisfactory to Landlord in Landlord's sole judgment. Tenant shall promptly cause to be removed, by a lien bond if necessary, any liens or notices or other claims of lien against the Premises arising out of Tenant's Improvements or other work performed by or on behalf of Tenant on the Premises.

              (f) Any special approvals for occupancy of the Premises, municipal or otherwise, necessitated by the nature of the Tenant's business or the like shall be the Tenant's sole responsibility.

              (g) This Section shall also apply to the Refusal Premises (79 Rogers Street) and the Expansion Premises (69 Rogers Street) if added to this Lease, subject to the separate limits on Landlord's reimbursement of Reimbursable Direct Construction Costs of Tenant's Improvements set forth in Sections 3.5 and 3.6.


5.            USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises only for the purposes set forth in Section 1 and for no other purposes. Tenant agrees always to use the Premises in accordance with the requirements of the Cambridge Zoning Code and other applicable law, and that Landlord has made no warranties on representations with regard thereto.

5.2 Prohibited Uses. Without limiting the generality of Section 5.1, Tenant shall not use any part of the Premises (a) in any manner which would violate this Lease, (b) for any unlawful purpose, (c) in any manner which in Landlord's judgment impairs the exterior appearance or reputation of the Building or (d) in any manner which impairs or interferes with Building services or the economic heating of the Building, or which interferes with other tenants or occupants of the Building. Tenant may not install coffee makers, refrigerators, cooking equipment or other food-related equipment in the Premises without Landlord's prior written consent, which consent shall not be unreasonably withheld as to equipment designed for Tenant's employees which requires no permits and no construction or special venting.

              All volatile, dangerous or harmful substances shall at all times be stored in a secure area in a safe manner and always in compliance with applicable law and government and insurance requirements and guidelines.

5.3 Licenses and Permits. Tenant shall obtain at its expense all licenses or permits required for the lawful conduct of Tenant's business.

5.4 Signs. Tenant shall not place signs on the exterior of the Building, in any window or in any common or public area without the Landlord's prior written consent. Tenant's signs shall comply with applicable law.


6.            RENT

6.1 Annual Fixed Rent. Tenant covenants and agrees to pay to Landlord at the Original Address of Landlord, or such other place as Landlord may by written notice to Tenant direct, Annual Fixed Rent stated in section 1 in equal monthly installments on the first day of each month during the Term and pro rata for any partial month. The first payment shall be made on execution of this Lease and shall be for the first full month for which full rent is due plus any preceding partial month.

              Annual Fixed Rent for the extended Term shall be established by agreement between Landlord and Tenant and shall be ninety percent (90%) of the fair market rent for the Premises (exclusive of Real Estate Taxes and Operating Expenses) on or about the date the extended Term begins (but in no event shall Annual Fixed Rent for the extended Term be less than Annual Fixed Rent for the final twelve months of the original Term). Fair market rent shall be the highest Annual Fixed Rent (or schedule or formula of varying rents and, including without limitation the net present value of concessions, such as free rent periods, then typical in that market) which willing tenants would pay to lease such area for the term in question in a competitive and open market under terms and conditions substantially the same as those of this Lease with such area considered free and clear of this Lease and as though then available for occupancy for any legal use in their then condition. Rent historically paid under this Lease shall be disregarded in determining fair market rent.

              If, at Tenant's request, Landlord states in writing the fair market rent Landlord would accept for the extended Term as set forth in Section 3.4, and Tenant specifically accepts that rent in its notice extending the Term, then that shall be the Annual Fixed Rent for the extended Term. In all other cases, Annual Fixed Rent shall be determined by subsequent agreement (or failing agreement, by appraisers) as stated below.

              If Landlord and Tenant have not agreed on such fair market rent in writing by September 1, 1997, the fair market rate shall be determined by appraisers, one to be chosen by Landlord, one to be chosen by Tenant and a third to be selected by the first chosen if the first two cannot agree; or, at Landlord's option, by a member of the American Society of Real Estate Counselors experienced in first class urban office buildings.

              Landlord and Tenant shall each notify the other of its chosen appraiser within thirty (30) days after the commencement of the Term as to the Additional Premises and, unless those two appraisers shall have reach a unanimous decision within seventy-five (75) days from the end of that thirty (30) day period, they shall within the following fifteen (15) days select a third appraiser, notify Landlord and Tenant thereof and proceed forthwith to decision. If Landlord elects to have the determination made by a member of the American Society of Real Estate Counselors, Landlord shall notify Tenant within thirty (30) days after the commencement of such year of the name of the Counselor chosen, and neither party shall have any further obligation to select appraisers. If Tenant notifies Landlord with in thirty (30) days of the date of Landlord's notice the Tenant wants two (2) or if necessary three (3), such Counselors to act, and includes in that notice the name of a second Counselor, then Landlord shall so inform the original Counselor, and those two Counselors shall proceed in the manner and on the schedule specified herein for appraisers, including selecting a third Counselor failing agreement of the two. Landlord and Tenant shall each bear the expense of the appraiser/ Counselor chosen by it and shall bear equally the expense of the third appraiser/Counselor (if any) or of the sole Counselor if he or she acts alone. The written decision of the sole Counselor, the unanimous written decision of the two first appraiser/Counselors chosen, without selection and participation of a third, or, if they do not agree, the written decision of a majority of the three appraisers/Counselors, as the case may be, shall be conclusive and binding upon Landlord and Tenant.

              Until Annual Fixed Rent for the extended Term is determined, Tenant shall make payments of Annual Fixed

              Rent in the amount of Landlord's last offer subject to retroactive adjustment, without interest, in conformity with and within thirty
              (30) days of the determination of Annual Fixed Rent as set forth in this Section.

6.2 Additional Rent; Taxes and Operating Expenses. Tenant agrees to pay as additional rent for any period or portion thereof included within the Term and in the manner stated in Section 6.2.1 (a) Tenant's Share (defined below) of Real Estate Taxes (defined below) and (b) Tenant's Percentage (defined in Section 1) of Operating Expenses as defined in Section 6.2.2. Tenant shall pay all increased taxes attributable to any improvement or alteration in the Premises for the exclusive benefit of Tenant.

              "Tenant's Share" shall mean (i) that percentage of Real Estate Taxes allocated to land value by the City of Cambridge assessors which the square footage of the Premises bears to the total square footage of all buildings included within the same tax bill as the Premises on January 1st of each year and (ii) the applicable tax rate (a) applied to the assessment of the Premises most recently determined by the City of Cambridge Assessors, and (b) if the Assessor's valuations are not available, then applied to the Premises' share of the value attributed to all buildings within such tax bill allocated by Landlord among the Premises and such other building(s) in Landlord's sole judgment. The term "Real Estate Taxes" and "taxes" shall mean all taxes, assessments, betterments, use fees and charges, sewer entrance fees and all other public charges, (including so called "linkage payments" required to be paid by Landlord) levied, assessed or imposed at any time by any governmental authority or agreed or governmentally imposed "in lieu of" or similar charges, upon or against the land and Building(s) described in Section 1 and all other properties of Landlord included in the same tax bill, and the land used for parking by Landlord's tenants of Landlord's several properties in the proximity of the Building (but Tenant's share shall not include Real Estate Taxes to the extent Real Estate Taxes for such land used for parking are included within the parking fees charged by Landlord for such parking), or in case of assessment, betterment or other charges to improve services, facilities, or other amenities in the vicinity of Landlord's said properties, voluntarily accepted by Landlord.

              Landlord represents that the present tax bill for the Premises includes the buildings at 69 Rogers Street, 71 Rogers Street, 75 Rogers Street and 79 Rogers Street.

              "Real estate taxes" shall not include taxes, assessments, etc. on additional rental space constructed by Landlord unless there is a corresponding reduction in "Tenant's Share".

6.2.1         Billing of Taxes and Operating expenses.
              ---------------------------------------

              (a) Landlord will send Tenant a copy of the tax bill(s) and a statement for Tenant's portion thereof, and Tenant will pay Tenant's Share to Landlord within 10 days. Landlord reserves the sole right to bring proceedings for abatement of taxes and Tenant assigns Landlord all rights Tenant may now or hereafter have with respect thereto, whether arising under statute or by any other means.

                    Tenant shall pay 1/12th of Tenant's obligations for real estate taxes on the first day of each month based on taxes for the prior tax year so that Landlord shall have received sufficient monthly payments at least 15 days before each payment is due the taxing authority to make full payment of such taxes when they are due, which funds Landlord may hold in co-mingled accounts and without interest to Tenant. If Tenant is late in any tax payment, Tenant shall pay Landlord any interest required of Landlord by the taxing authority, or if Landlord advances the Taxes, Tenant shall pay Landlord interest as in Section 6.3.

                    If during the Term, under the laws of the United States, Massachusetts, Middlesex County or Cambridge, or any other governmental entity having jurisdiction, there shall be adopted some other method of taxation upon or relating to the economic productivity of real estate in addition, substitution or modification in whole or in part for taxes on real estate as now levied in Massachusetts including, by way of illustration and not limitation, taxes on rent and increased or new fees for municipal services, Tenant will pay such substitute or modified taxes and fees as soon as the same shall become due and payable. If the parties cannot agree whether such taxes or fees are in fact in addition, substitution or modification in whole or in part for taxes and fees on real estate, as now levied, or on the extent to which Tenant should bear the cost of such taxes and fees, the matter shall be submitted to arbitration by the parties in accordance with the provisions of Section 14.6. Notwithstanding such submission, Tenant agrees to pay Landlord such taxes and fees when and in the amount demanded by Landlord, with refund to the Tenant, without interest, of any amount determined by said arbitrators to be in excess of Tenant's obligations under this Section
                     6.2.3. It is the parties' intent that Landlord's net return of Annual Fixed Rent shall not be reduced by changes in the methods or structure of taxing the economic productivity of real estate and this clause shall be interpreted to effect that result.

              (b) Tenant shall incur in its own name and pay for all Operating Expenses within the scope of its duties stated in Section 7. To the extent that Landlord incurs any Operating Expenses pursuant to its duties under Section 7, Tenant shall pay such Operating Expenses on the first day of each month in a monthly payment representing 1/12th of the annualized Operating Expenses based on the Landlord's most recent fiscal period.

                    Landlord from time to time shall furnish to Tenant, at such interval as Landlord shall from time to time determine a statement in reasonable detail of Operating Expenses Sustained by Landlord during such fiscal period together with a computation of Tenant's Percentage thereof and Tenant will pay Tenant's Percentage within fourteen (14) days. Operating Expenses of the Building are defined in Section 6.2.2.

                    Together with the last such payment of Operating Expenses for any period, and on the first of each month until the next statement, Tenant shall remit to Landlord one month's portion of the Tenant's Percentage of Operating Expenses incurred during the period just completed. If such monthly remittances exceed Operating Expenses for the period, Tenant may credit the difference against the next installment of Operating Expenses due to Landlord. If such remittances are less than the Operating Expenses for such period, Tenant shall pay the difference to Landlord when Operating Expenses are payable as provided in the preceding paragraph. Landlord may change the fiscal period as Landlord desires.

6.2.2 Definition of Operating Expenses. "Operating Expenses" shall mean (i) all amounts of whatever nature incurred by Landlord or Tenant in connection with the operation, management, repair and replacement not involving casualty loss (to which Article 10 applies), and maintenance of the Building and (ii) the Building's pro rata share (apportioned by building area as determined by Landlord among the building and the properties referenced below) of all amounts of whatever nature incurred by Landlord in connection with the operation, management, repair and replacement of the grounds surrounding the Building and Landlord's other properties in the proximity of the Building as determined by Landlord in its sole discretion and of the parking facilities serving Landlord's several properties in the proximity of the Building. For example, Operating Expenses include charges for water and other public facilities, insurance (including, without limitation, casualty, liability and other insurance against such risks and in such amounts as Landlord, in its sole discretion, shall determine or as may be required by any mortgagee), exterior maintenance of the

              Building; snow removal, sidewalk maintenance and repair and maintenance of the grounds, shrubs, trees and other landscaping of Landlord's other properties near the Building; security service, if any; compensation of personnel providing service to the Building; the costs of maintaining assessed value referenced in
              Section 6.2.1 and a management fee at competitive rates. Operating Expenses pursuant to subsection (ii) above are in the nature of common expenses and shall be allocated among Landlord's several properties in the proximity of the Building according to leasable building area or such other equitable basis as Landlord shall determine. Operating Expenses do not include mortgage charges, brokerage commissions, executive (owner) salaries, Landlord's cost of work done for a particular tenant for which Landlord is reimbursed by such tenant and such portion of expenditures as are not properly chargeable against income. If, during the Term, Landlord in replacement of items makes capital expenditures in replacement of items not fully incredible in Operating Expense for the year in which made, there shall be included in Operating Expenses for each year the amount, if any, by which the annual charge-off (determined as hereinafter provided) of such expenditure (less insurance proceeds, if any, collected by Landlord by reason of damage to, or destruction of, the capital item being replaced) exceeds the annual charge-off of the original cost of such item; and (ii) if a capital expenditure is made for a new capital item not in replacement of another capital item, provided such capital expenditure is appropriate to prudent management of real property or is of direct benefit to Tenant, then Operating Expenses shall include in each fiscal year thereafter the annual charge-off of such capital expenditure. Annual charge-off shall be determined by dividing the original cost of a capital item or expenditure by the useful life (in years) of the capital item acquired. Landlord will determine useful life in accordance with generally accepted accounting principles.



              In no event shall Operating Expenses include:

              (1) repairs or other work occasioned by fire or other casualty or by the exercise of eminent domain.

              (2) leasing commissions, attorney's fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants or occupants.

              (3) costs for which Landlord can be reimbursed by insurance, warranties, or similar sources;

              (4) renovating or otherwise improving, decorating, painting or redecorating space for tenants or other occupants of the properties.

              (5) Landlord's cost of electricity and other services that are sold to specific tenants (as distinguished from most or all tenants in Landlord's properties in the environs of the Premises) and for which Landlord is entitled to be reimbursed by such tenants as an additional charge.

              (6) any fines or penalties incurred due to violations by Landlord of any governmental rule or authority.

              If Landlord sustains any expense hereunder by reason of misuse or neglect of the Premises, the Building, the grounds near Landlord's other properties in the vicinity of the Building or driveways and parking areas by Tenants of the Building or driveways and parking areas by Tenant, or its agents, employees and invitees, such cost shall not be Operating Expenses and Tenant shall reimburse Landlord fully on demand for all such expenses as additional rent.

6.2.3 Certain Excluded Charges. Tenant shall not be required to pay any franchise, corporate, estate, inheritance, succession, capital levy, or transfer tax of Landlord, or any income tax imposed in respect of Landlord's income from the Premises (as distinguished from an excise tax upon rentals, which shall be Tenant's obligation).

6.3           Late Charges. Rent and additional rent not paid within thirty
              (30) days of the due date shall bear interest at the annual rate of 2% over the Base Rate of the First National Bank of Boston (or any lower maximum rate permitted by law) from the date first due until paid.

6.4 Security Deposit. During such time as the Security Deposit is a cash deposit, Tenant shall deposit and maintain with Landlord the Security Deposit which Landlord may commingle with Landlord's other funds without interest to Tenant. The Security Deposit shall be returned to Tenant at the expiration of this Lease upon Tenant's written request, provided Tenant has not breached this Lease. Landlord in its discretion may apply the Security Deposit in total or partial satisfaction of any default by Tenant existing beyond any applicable notice, grace or cure period, without affecting or waiving any other rights or remedies.


7.            ALLOCATION OF BUILDING SERVICES

7.1 Landlord's Duties. Within a reasonable period after Landlord has received notice of the need thereof, Landlord shall repair the exterior walls (but not interior surfaces thereof or window glass), structural interior walls (but not the surfaces thereof or glass therein), any other structural elements of the Building and the roof of the Premises, and shall repair, or replace if necessary, utilities exterior to the Building. Landlord's duty of repair shall not extend to reasonable wear and tear. (Article 10 governs casualty or taking).

7.2 Tenant's Duties. Except as specifically herein otherwise provided, Tenant shall keep the Premises, including all non-structural elements, and as to Tenant's obligations under Section 8.1, the Premises and areas in the vicinity thereof, in the same good order, repair and condition as they are in on the Commencement Date, or by improvements may be put in during the Term, reasonable use and wear and damage by fire or other casualty damage by taking and damage resulting from any failure of Landlord to perform its obligations only excepted, including, for example, floors, doors, windows, glass, interior wall surfaces, fixtures and equipment in the Premises, heating, air conditioning, plumbing, sprinkler system, electrical and mechanical fixtures and equipment, and the air, water and soil in, under and in the vicinity of the Premises. Tenant shall keep the Premises safe, orderly and clean, including rug shampoos and waxing of tile floors.


7.3 Tenant to Pay for All Utilities. Tenant will contract, in its own name, and pay for all utility services, including without limitation, water, electricity and heating, ventilation and air conditioning. Landlord shall not be liable to Tenant for interruption in or curtailment of any utility service. If any utilities are not separately metered, Tenant shall pay a pro rata share, based on use as determined by Landlord or at Landlord's option according to Tenant's Percentage of Operating Expenses.

7.4           Deleted.

7. 4.1 Repairs for Account of Tenant. If, after written notice, or after oral notice which is reasonable under the circumstances, Tenant fails to do needed repairs promptly, Landlord may, at Tenant's expense, make any such repairs without waiving any right or remedy for Tenant's failure to make such repairs.

7.5 Curtailed Services. If any of Landlord's services are curtailed by any reason or cause beyond Landlord's reasonable control, there shall be no abatement of rent or other compensation due to Landlord, nor shall Tenant's obligations hereunder be reduced.

7.6 Payment for Tenant's Work. The Premises shall at all times be free of liens for labor and materials. To that end, Tenant shall pay promptly for all work or services with respect to the Premises undertaken or on behalf of Tenant. Tenant shall have the right to contest/dispute claims brought by contractors, subcontractors and suppliers so long as Tenant keeps the Premises free of all liens and claims in the nature of liens, whether by surety bonds or otherwise, and Landlord has not been named in ( or, if named, has been dismissed from) any litigation related thereto. Landlord shall receive a reasonable service fee, determined by Landlord, for work performed by or under the supervision of Landlord.


8.            TENANT'S ADDITIONAL COVENANTS

8.1 Compliance with Law, Including Hazardous Substances. Tenant, at its sole expense, shall comply in all material respects with all applicable law, and all applicable insurance requirements, with respect to Tenant's use and occupancy of the Premises and will not do or permit to be done anything upon the Premises which will violate applicable law or invalidate or be in conflict with fire and casualty insurance policies. Except for necessary quantities of customary and usual cleaning supplies used in cleaning and maintenance of the Premises, which shall be properly stored, and except as otherwise provided in this Section 8.1, there shall not be brought on or kept within the Premises any inflammable, combustible or explosive fluid, material, chemical or other Hazardous Substance.

              Tenant agrees not to cause, permit or suffer any release or discharge onto or in the vicinity of the Premises of any hazardous, toxic or radioactive material or substance, including without limitation oil (collectively, "Hazardous Substances") regulated by any local, state or Federal law (for example, the Federal Comprehensive Environmental Response Compensation Liability Act of 1980, the Massachusetts Oil and Hazardous Material Release Prevention Act) now in existence or hereinafter enacted (collectively "Hazardous Substance Laws"). Tenant agrees at Tenant's sole cost and expense to remove from the Premises and the air and buildings adjacent to, and land and water under and adjacent to, the Premises any Hazardous Substance which may be released thereon by Tenant's act or neglect without regard to fault.

              Tenant further agrees not to store or use any Hazardous Substance in, or about the Premises, or dispose of

              Hazardous Substances from the Premises to any other location, without Landlord's prior written consent, which consent shall not be unreasonably withheld provided Tenant has established to Landlord's satisfaction that (i) such Hazardous Substance is related to the Permitted Uses of the Premises and (ii) Tenant has obtained all permits and approvals therefor and the same are validly issued and outstanding and may be relied on by Tenant or commit or suffer to be committed in or on the Premises any act which would require the filing of a notice pursuant to any Hazardous Substance Law, including without limitation Massachusetts General Laws Chapter 21E. Notwithstanding Landlord's consent, Tenant covenants and agrees that it shall advise Landlord in writing on a continuing basis (i) of any Hazardous Substances Tenant deals with in any way on the Premises that may be regulated under any Hazardous Substance Law prior to such substances or materials being brought upon the Premises, and (ii) of Tenant's application for, receipt of, rejection regarding, and withdrawal or lapse of, any license or permit required with respect to Hazardous Substances relating to Tenant's activities at the Premises. In the event that Tenant receives from any Federal, state or local government agency any notice of violation or alleged violation of any Hazardous Substance Law, Tenant agrees to forward to Landlord a copy of any such notice within three (3) days of Tenant's receipt thereof, and Tenant agrees to take all steps necessary to bring Tenant's use of the Premises into compliance with such Hazardous Substance Law and any other applicable law.

              Tenant agrees to be solely responsible for and to indemnify Landlord, as additional rent, against any and all liability arising from the breach of any of Tenant's covenants and agreements under this Section 8.1, including without implied limitation attorneys' fees and costs incurred by Landlord in connection therewith, whenever such liability shall arise and for as long as Landlord remains so liable. Tenant shall be liable hereunder without regard to fault. At Landlord's request from time to time during or Landlord's lender's request, and upon the expiration of, the Term of this Lease, Tenant shall cause the Premises and the Building and land, air, water related thereto to be inspected by a qualified professional satisfactory to Landlord for the presence of any material or substance prohibited or regulated under any Hazardous Substance Law and to obtain and forward to Landlord the professional's written report setting forth the scope and results of such inspection; provided, however, that during the Term Landlord may require only one "without cause" inspection, and Landlord can only require other inspections during the Term only if Landlord has reasons to deliver or suspect that there has nor is likely to be a violation of the Hazardous Substance Law. (Landlord lender's is not bound by this restriction.)

              Landlord agrees at Landlord's cost and expense to relocate Tenant to other premises (i) of Landlord or (ii) of any person related to or affiliated with The Beal Companies if (a) Hazardous Substances are released into the Premises by act or neglect of a person other than Tenant or Tenant's agents, employees, suppliers, contractors or other person related to or affiliated with or dealing with Tenant (a "Third Party") and (b) as a consequence thereof Tenant is ordered by public authority having jurisdiction to vacate the Premises for health or safety reasons; but if no such alternative premises are available, Landlord may terminate this Lease upon payment of Tenant's unamortized cost of improvements to the Premises. Tenant's occupancy of alternate premises shall be for the remainder of the original Term, at the Annual Fixed Rent and additional rent, and otherwise on the terms and conditions of this lease. If Tenant is relocated to such alternative premises, Tenant's right to extend the Term, and Tenant's right to add either the Refusal Premises or the Expansion Premises shall be of no force or effect.


8.2 Indemnity. Tenant agrees to defend and hold Landlord harmless from all injury, loss claim or damage to or of any person or property while on the Premises or in or about the Building and on account of, any work or thing whatsoever done (other than by or on behalf of Landlord) on the Premises, including without implied limitation reasonable attorneys' fees; except that to the extent required by Massachusetts law the foregoing shall not exculpate Landlord from liability for its own negligence or willful act.

8.3 Tenant's Property is Tenant's Risk. All property of Tenant and persons claiming by, through, or under Tenant at any time on the Premises, shall be at the sole risk of Tenant or such person and if the whole or any part thereof shall be destroyed or damaged by any cause whatever, no part of said loss or damage shall be borne by Landlord; except that to the extent required by Massachusetts law the foregoing shall not exculpate the Landlord from liability for its own negligence or willful act.

8.4 Estoppel Certification. Upon not less than fifteen (15) days prior written request, Landlord and Tenant agree to execute, acknowledge and deliver to the other a statement certifying this Lease is unmodified and in full force and effect (or stating any modifications), and the dates to which the Annual Fixed Rent and all additional rent and other charges have been paid and any other information reasonably requested. Such statement may be relied upon by any prospective purchaser, mortgagee or lending source.

8.5 Overloading, Nuisance; Restrictions on Research Activity, Volatile or Dangerous Substances. Tenant shall not injure, overload, deface, or otherwise harm the Premises, nor commit any nuisance, nor permit the emission of any objectionable noise, noxious or objectionable odor or of any particulate residue; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law, ordinance, order or regulation of any public authority or which will invalidate or increase the premium of any insurance.

              All chemical, biological and similar work shall be conducted in a safe manner and always in strict compliance with applicable law and guidelines of governmental authority.

              All dangerous substances shall be stored safely and securely in compliance with law and applicable governmental and insurance requirements and guidelines.

8.6 Yield Up. At the expiration or earlier termination of this Lease, Tenant shall surrender all keys to the Premises, remove all personal property, remove such installations made by it as Landlord may request and all Tenant's signs, and yield up the Premises (including all Tenant's installations and improvements made except for those which Landlord requested Tenant to remove) broom clean and in the same good order, repair and condition in which Tenant is obliged to maintain the same under this Lease. Tenant's property not removed within thirty (30) days may be disposed of by Landlord as Landlord shall determine. Tenant indemnifies Landlord against all loss, cost and damage, including without limitation reasonable attorneys' fees and costs resulting from Tenant's failure and delay in surrendering the Premises. If Tenant's failure to surrender the Premises as required hereunder renders the Premises unavailable for use by another tenant (for example, where Tenant or another person claiming under Tenant remains in occupancy or Tenant or other such person has caused, permitted or suffered the contamination of, the Premises or areas adjacent thereto with a Hazardous Substance), Tenant shall be deemed in holdover status while such state of facts continues to exist and shall be liable under Section 13 in addition to all other liability under the Lease, including this Section.

8.6.1 What are intended to be Fixtures. Equipment, improvements and appurtenances attached to or built into the Premises prior to or during the Term shall be and remain part of the Premises and are intended as real estate fixtures and shall not be removed by Tenant unless otherwise expressly provided in this Lease or except as otherwise expressly provided in a separate written agreement signed by both Landlord and Tenant. All electrical, plumbing, heating and sprinkling systems,



                                      -30
              fixtures and outlets, vaults, paneling, molding, shelving, radiator enclosures, flooring, HVAC equipment and HVAC ducts shall be deemed to be real estate fixtures, whether or not attached to or built into the Premises.


8.7           Alterations and Improvements by Tenant after Term Commencement.
              Tenant shall make no alterations, installations, removals, additions or improvements in or to the Premises without Landlord's prior written consent, which shall not unreasonably be withheld. Any approvals for occupancy of the Premises, municipal or otherwise, necessitated by the nature of Tenant's business shall be Tenant's sole responsibility.

8.8 Floor Load; Heavy Machinery. Tenant shall place no load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry or which in its present condition it is capable of carrying without damage and which is allowed by law.

8.9 Assignment and Subletting. Tenant shall not assign this Lease, or sublet or license the Premises or any portion thereof, or advertise the Premises for assignment or subletting or permit the occupancy of all or any portion of the Premises by anybody other than tenant (all of the foregoing actions are sometimes collectively referred to as an "assignment") without obtaining, on each occasion, the prior written consent of Landlord. Except as provided in the following sentence, assignment shall include, without limitation, any transfer of Tenant's interest in this Lease by operation of law, merger or consolidation of Tenant into any other firm or corporation and the transfer or sale of a controlling interest in Tenant, whiter by sale of its capital stock or otherwise. Assignment shall not include (1) assignment or sublease to any parent or subsidiary corporation or corporation under identical ownership, (2) sale of the original Tenant by stock transfer or sale of substantial all of its assets (3) admission of additional stockholders or other investors or (4) merger, consolidation or other reorganization involving the original Tenant, provided in each instance that

              Landlord receives prior written notice thereof and receives, promptly on request, all information with respect to the transaction or new entity, as the case may be, as Landlord had previously received (or was requested) as to the original Tenant. Tenant shall not offer to make or enter into negotiations with respect to an assignment with (i) any tenant of Landlord in any property in the East Cambridge environs of the Building, or any affiliate of, or any entity owned directly or indirectly by, such a tenant; and (ii) any party with whom Landlord is then negotiating with respect to other space in any property in the East Cambridge environs of the Building. Tenant's request for consent to an assignment shall include a copy of the proposed instrument of assignment, if available, or else a statement of the proposed assignment in detail satisfactory to Landlord. Landlord shall have the option (but not the obligation) to terminate the Lease, or that portion proposed to be assigned by giving Tenant notice of such termination within 60 days of Landlord's receipt of Tenant's request. If Tenant does make an assignment hereunder, and if the aggregate rent and all other amounts and charges payable to Tenant under such assignment less out-of-pocket costs to Tenant of such transaction exceed the rent and other charges payable hereunder, Tenant shall pay to Landlord, as additional rent, the amount of such excess when the same is payable to Tenant.


              Tenant shall pay to Landlord, as additional rent, Landlord's reasonable legal fees and other expenses incurred in connection with any proposed assignment, including without limitation fees for review of documents. Notwithstanding any such assignment, the original Tenant named herein shall remain directly and primarily obligated under this Lease.

              It shall be a condition to the effectiveness of any such assignment that such assignee, subtenant, licensee or occupant (collectively, an "assignee") agree directly with Landlord to be liable, jointly and severally with Tenant, for the performance of all of Tenant's agreements under this Lease (including without limitation payment of rent). Landlord may collect rent and other charges from the assignee and apply the net amount collected to the rent and other charges herein reserved, but no such assignment or collection shall be deemed a waiver of the provisions of Section 8.9, or the acceptance of the assignee as a Tenant, or a release of Tenant from direct and primary liability for the further performance of covenants on the part of Tenant herein contained. The consent by Landlord to an assignment shall not relieve Tenant from obtaining the express consent of Landlord to any further assignment.

              In event of any assignment requiring Landlord's consent, (1) Tenant's right to extend the Term shall be void and of no further force or effect unless previously exercised by Tenant, (2) Tenant's right to expand the Premises pursuant to either Section
              3.5 or 3.6 shall be void and of no further force or effect except as to premises as to which (i) Tenant has exercised its right of refusal or expansion and (ii) either (a) has taken possession thereof for active conduct of its business or (ii) has commenced construction of improvements therein. In any event, Landlord's obligation to reimburse Tenant's costs of improvements shall terminate with respect to any portion of the Premises subject to any such assignment.

8.10 Landlord's Access to Premises. (a) Landlord may erect, use and maintain pipes, ducts and conduits in and through the Premises provided the same do not materially interfere with Tenant's use and enjoyment of the Premises; (b) Landlord and any mortgagee and their representatives may enter the Premises at reasonable times to inspect, repair, replace or improve the Premises or the Building or equipment or to comply with any law, order or requirement of governmental or other authority or of exercise any right reserved to Landlord by this Lease; (c) Landlord may at reasonable times, show the Premises to other persons. If during the last month of the Term, Tenant shall have removed all or substantially all of Tenant's property therefrom, Landlord may immediately enter and alter, renovate and redecorate the Premises without abatement of rent and without liability to Tenant for compensation, and such acts shall have no effect upon this Lease.

              Landlord shall exercise its right of access with due regard for Tenant's security requirements and in a manner which is intended to minimize disruption to Tenant.

8.11 Construction Activity. Construction activity in or near the Premises or the Building shall neither entitle Tenant to any reduction in rent nor cause Landlord to have any liability to Tenant.

8.12 Tenant's Financial Statements. Within 90 days after the end of Tenant's fiscal years, Tenant shall furnish Landlord with a true copy of Tenant's annual financial statements, prepared by a certified public accountant, for Tenant's fiscal year just ended. Tenant shall also furnish Landlord with true copies of Tenant's quarterly financial statements to the extent the same are prepared for Tenant. Tenant agrees to meet with Landlord at Landlord's request to review and discuss Tenant's financial statements.

              Landlord agrees not to disclose any information received pursuant to this Section to any person other than Landlord's employees or any mortgagee or prospective mortgagee, or prospective purchaser, of the property of which the Building is a part.


9.0           INSURANCE

9.1 Public Liability Insurance. Tenant shall take out and maintain in force throughout the Term comprehensive public liability insurance naming Landlord, Tenant and all persons claiming under them as insureds against all claims and demands for any injury to person or property which may be claimed to have occurred on the Premises, the Building, the grounds and ways adjoining the Building, in an amount which at the beginning of the Term shall not be less than $1,000,000 for injury or death of one person, $3,000,000 for injury or death of more than one person in a single accident and $500,000 for property damage or such higher amounts as Landlord shall determine are required by reason of Tenant's use of the Premises and which thereafter, if Landlord requires, shall be in such higher amounts as are then consistent with sound commercial practice in Cambridge, Massachusetts.

9.2 Casualty Insurance. Tenant shall take out and maintain throughout the Term a policy of fire, vandalism, malicious mischief, extended coverage and so-called all risk coverage insurance insuring Tenant's improvements to the Premises and Tenant's fixtures, furnishings and equipment to their full insurable value, except that any such insurance may be written with an 80% co-insurance clause. Such insurance shall include waiver of subrogation protection in conformance with section 9.5 if available on commercially reasonable terms.

              With Landlord's prior written consent, which shall not be unreasonably withheld, Tenant may self-insure property which will belong to Tenant at the termination of the Lease.

9.3 Certificate of Insurance. Such insurance shall be placed with insurers satisfactory to Landlord and authorized to do business in Massachusetts. Such insurance shall provide that it shall not be canceled without at least ten (10) days prior written notice to each insured named therein. Upon Landlord's request, Tenant shall furnish Landlord Certificates of Insurance for all such insurance and, at Landlord's request, shall furnish any mortgage Certificates together with evidence satisfactory to Landlord of the payment of all premiums.

9.4 Landlord's Insurance. Landlord shall maintain during the Term such commercially reasonable policies of casualty insurance and other coverages in such amounts and insuring against such risks as Landlord shall from time to time determine. Such insurance shall include waiver of subrogation protection in conformance with
              Section 9.5 if available on commercially reasonable terms.

              Tenant agrees to cooperate with Landlord in obtaining and maintaining such insurance.

9.5 Waiver of Subrogation. Landlord and Tenant hereby release each other, to the extent of their respective insurance coverages, from any and all liability for any loss or damage caused by fire or any of the extended coverage casualties, even if such fire or other casualty shall be brought about by the fault or negligence of the party benefited by the release or its agents, provided, however, this release shall be in force and effect only with respect to loss or damage occurring during such time as the policies of fire and extended coverage insurance required hereunder to be maintained by the releasing party shall contain a clause to the effect that such release shall not affect said policies or the right of the releasing party to recover thereunder. Landlord and Tenant each agree to make best efforts to have their respective fire and extended coverage insurance policies include such a clause so long as the same is obtainable without extra cost, or if extra cost is chargeable therefor, so long as the party benefited by such clause in its discretion chooses to pay such extra cost.

9.6 Increase in Insurance Risk. If Tenant's use of or failure to use, the Premises results in any increase in Landlord's insurance rates on the Building or Landlord's other property near the Building, Tenant shall reimburse Landlord for such increase in insurance charges, provided that Tenant was the cause of the increase. Without limiting the generality of the foregoing, the insurer's statement to that effect shall be sufficient.


10.           DAMAGE TO PREMISES AND CONSEQUENCES OF EMINENT DOMAIN

10.1 Repair and Restoration of Casualty Loss. If the Premises or any part thereof shall be damaged by an insured casualty, Landlord shall proceed with diligence, and at its expense, to repair or cause to be repaired such damage to the Premises (excluding all Tenant's property and all Tenant's improvements to the Building and the Premises which are Tenant's sole responsibility), subject to the then applicable statues, building codes, zoning ordinances and regulations of governmental authority, but only to the extent of insurance proceeds available to Landlord. Tenant shall repair or cause to be repaired damage to Tenant improvements, whether or not covered by insurance and whether or not the proceeds of such insurance are adequate to defray the cost of repair. All repairs to and replacements of property which Tenant is entitled to remove under Section 8.6.1 shall be made by and at the expense of Tenant. Landlord shall not be liable for delays in the making of any such repairs which are beyond Landlord's reasonable control, nor for any inconvenience or annoyance to Tenant or injury to Tenant's business resulting from such delays, but Landlord shall use reasonable efforts to minimize any disruption.

10.2 Abatement of Rent. If the Premises or a part of them shall have been rendered unfit for use and occupation by reason of such damage, rent shall be abated in proportion to the space not available to Tenant until the Premises are repaired (except as to property to be repaired by or at the expense of Tenant) as nearly as practicable to the condition the Premises were in immediately prior to their damage. If Landlord, or any mortgagee of the Building shall be unable to collect insurance proceeds (including rent insurance proceeds) applicable to the damage because of some action inaction on the part of Tenant, or the employee, licensees or invitees of Tenant, the cost of repairing such damage shall be paid by Tenant and there shall be no abatement of rent.

10.3 Termination for Major Damage or If Damaged at End of Term. If (i) the Premises are damaged by fire or other casualty (whether or not insured) at any time during the last eighteen (18) months of the term hereof such that the cost to repair the damage is reasonably estimated to exceed one-third (1/3) of the total Annual Fixed Rent plus additional rent (projected on the basis of the preceding lease year) payable for the period from the estimated date of restoration until the Termination Date

              (provided, however, that Landlord shall have no duty of repair for damage occurring during the final six (6) months of the Term),
              (ii) the Building is so damaged by fire or other casualty (whether or not insured) that substantial alteration or reconstruction or demolition of the Building shall in Landlord's judgment be required, (iii) the Building is damaged or destroyed to the extent of five (5%) percent or more of the then insurable replacement value from any cause not covered by the insurance carried by Landlord under Section 9.4, or (iv) the available insurance proceeds, in Landlord's reasonable judgment, would be insufficient to cover the cost of repair, or (v) in Landlord's judgment the Premises cannot be restored as required by this Lease within 90 working days after work commences, then and in any such events this Lease and the term hereof may be terminated at the election of Landlord by a notice in writing of its election so to terminate which shall be given by Landlord to Tenant within sixty (60) days following such fire or other casualty. The effective termination date shall be not less than thirty (30) days after the day on which such termination notice is received by Tenant. In the event of any termination, this Lease and the term hereof shall expire as of such effective termination date as though that were the Termination Date as stated in Section 1 and the Annual Fixed Rent, additional rent and all other charges shall be apportioned as of such date.

              Tenant shall have the right to terminate this lease following any such damage occurring during the last eighteen (18) months of the Term (as if may have been extended) if Landlord refuses to provide, within a reasonable time after Tenant's written request, written assurance that the damaged portion of the Premises will be restored for Tenant's use within nine (9) months from the date of casualty or, at any time during the Term if Landlord has assured Tenant that the Premises will be restored within nine (9) months but Landlord, having so assured Tenant, fails to deliver the restored Premises for Tenant's use on substantially that schedule.

10.4 Eminent Domain. In the event that the Premises or any part thereof shall be taken by eminent domain for any public or quasi-public use, or, by virtue of any such taking, shall suffer any damage (direct, indirect or consequential) for which Landlord or Tenant shall be entitled to compensation, then this Lease may be terminated at the election of Landlord by a notice in writing of its election so to terminate which shall be given by Landlord to Tenant within sixty (60) days following the date on which Landlord shall have received notice of such taking, appropriation or condemnation. In the event that a substantial part of the Premises (or, if the Premises include all or part of more than one building, of any building included in the Premises) shall be taken, appropriated or condemned or that all access to the Premises shall be permanently taken, then (and in any such event) this Lease and the Term hereof may be terminated as to the building(s) taken at the election of Tenant by a notice in writing of its election so to terminate which shall be given by Tenant to Landlord within sixty (60) days following the date on which Tenant shall have received notice of such taking, appropriation or condemnation. No action of public authorities with respect to the public streets in the vicinity of the Building, including without limitation elimination of vehicular access thereon, shall affect this Lease in any way except as stated in this section 10.4.

              Upon the giving of any such notice of termination (either by Landlord or Tenant) this Lease and the Term hereof shall terminate on or retroactively as of the date on which Tenant shall be required to vacate any part of the Premises or shall be deprived of a substantial part of the means of access thereto, provided, however, that Landlord may in Landlord's notice elect to terminate this Lease and the Term hereof retroactively as of the date on which such taking became legally effective. Rent and other charges shall be apportioned as of such termination date. If neither party (having the right so to do) elects to terminate, Landlord will, with reasonable diligence and at Landlord's expense, restore the remainder of the Premises, or the remainder of the means of access, as nearly as practicable to the same condition as existed prior to such taking. A just proportion of the rent, according to the nature and extent of the injury to the Premises, shall be abated until what may remain of the Premises shall be restored as aforesaid, and thereafter a just proportion of the rent according to the nature and extent of the part of the Premises so taken shall be abated for the balance of the term of this Lease.

              Except for any award expressly and specifically reimbursing Tenant for moving or relocation expenses, Landlord reserves all rights to compensation and damages created, accrued or accruing by reason of any such taking, in implementation and in confirmation of which Tenant hereby acknowledges that Landlord shall be entitled to receive all such compensation and damages, grants to Landlord all and whatever rights (if any) Tenant may have to such compensation and damages, and agrees to execute and deliver all and whatever further instruments of assignment as Landlord may from time to time request. In the event of any taking of the Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby, (ii) rent shall not abate, and (iii) Tenant shall be entitled to receive for itself any aware made for such use, provided, that if any taking is for a period extending beyond the Term of this Lease, such award shall be apportioned between Landlord and Tenant as of the Termination Date or earlier termination of this Lease.


11.           DEFAULT AND REMEDIES

11.1          Events of Default.    (a) If Tenant shall default in the
              performance of any of its obligations to pay the Annual Rixed Tent or additional rent hereundet within ten (10) business days after LAndlord gives written notice of nonpayment, or if, within thirty
              (30) days after written notice from Landlord to Tenant specifying any ither default or defaults, Tenant has not commenced diligently to correct the devault or defaults so specified or has not thereafter diligently pursued such correction to completion, or
              (b) if any assignment shall be made by Tenant for the benefit of creditors, or (c) if Tenant's leasehold interest shall be taken on execution, or (d) if a petition is filed by Tenant or any guarantor of Tenant's obligaions under this Lease for adjudication as a bankrupt or for reorganization or any arrangement under any provisions of the Bankruptcy Code as then in force and effect, or (e) if an involuntary petition under any of the provisions of said Bankruptcy Code is filed against Tenant or any such guarantor and is not dismissed eithin sixty (60) days thereafter, or (f) if a receiver, or insolvent according to law, or (g) if a receiver, trustee or assignee shall be appointed for the whole or any part of Tenant's property or the property of any such guarantor and shall not be removed within sixty (60) days thereafter, then, and in any of such cases, Landlord and its agents lawfully may, in addition to and not in derogation of any remidies for any preceding breach of covenant, immediately or at any time thereafter**and without demand or notice and with or without process of law enter into and upon the Premises or any part therof in the name of the whole or mail a notice of termination addressed to Tenant at the Premises, and respossess the same as of Landlord's former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and wihtout prijudice or priorbreach of covenant, and upon such entry or mailing as aforesaid this Lease sall terminate, Tenant hereby waiving all statutory rights (including wihtout limitation rights of redemption, if any) to the extent such rights may be lawfully waived, and Landlord, with notice to Tenant, may stored Tenant's effects, and those of any person claiming through or under Tenant at the expense and risk of Tenant, and , if Landlord so elects, may sell such effects at public auction and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the paclance, if any, top Tenant. For purposes of this Section 11.1 and all sections under Article 11, "Tenant" shall include any guarantor of any of Tenant's obligations under this Lease and any corporation of which Tenant is a controlled subsidary.

              **so long as Landlord has not accepted a cure of such default

11.2  Deleted.


11.3 Damages - Termination. Upon the termination of this Lease under the provisions of this Article 11, then except as otherwise provided in Section 11.2, Tenant shall pay to Landlord the rent and other charges payable by Tenant to Landlord up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord e either:

              (x) the amount by which, at the time of the termination of this
                  Lease (or at any time there after if Landlord shall have initially elected damages under subparagraph (y), below), (i) the aggregate of the rent, taxes, Operating Expenses and other charges projected over the period commencing with such termination and ending on the Termination Date as stated in
                  Section 1 (or such later date to which the Lease has been extended) exceeds (ii) the aggregate projected value of the premises for such period, each discounted to present value at the then prevailing rate for Treasury bills having a maturity which most closely corresponds to the remaining Term of the Lease , or:

              (y) amounts equal to the rent, taxes and Operating Expenses and other charges which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Termination Date as specified in Section 1, (or such later date to which the Lease has been extended) provided, however, if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants, brokers' commissions, reasonable attorneys' fees and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom, it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining term of this Lease as extended; and provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (ii) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Subparagraph (y) to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit. If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of reletting.

              Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been terminated hereunder.

              Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant.

11.4 Effect of Taxes and Operating Expenses. In the event of any termination of this Lease or re-entry by Landlord under the provisions of this Article 11 or other proceeding or action or any provision of law by reason of default under this Lease on the part of Tenant, then for the purpose of computing damages as shall be payable pursuant to this Article 11, it is agreed that:

              (a) If (i) Landlord shall be entitled to liquidated damages under
                  Section 11.2, or if (ii) Landlord shall elect that damages be payable pursuant to Subparagraph (x) of Section 11.3, the computation of such damage shall be made, insofar as the same relates to Taxes and Operating Expense by taking the product of (i) the sum of Taxes and Operating Expense for the immediately preceding fiscal year of Landlord, respectively, times (ii) the number of years remaining of the full term hereby granted, on the assumption that the amount of such Taxes and Operating Expense so payable for the immediately preceding fiscal year of Landlord would have remained constant for each subsequent fiscal year of the full term hereby granted.


              (b) If Landlord shall elect that such damages be payable pursuant to Subparagraph (y) of Section 11.3, the sums referred to in said Subparagraph (y) shall include, without limitation, the amount of the Taxes and Operating Expense which under the provisions of Section 6.2 would be payable by Tenant for the period referred to in said Subparagraph (y).

11.5 Landlord's Expenses in Performing Obligations of Tenant. If Tenant shall default in the performance of any covenant of this Lease, and such default continues beyond any applicable grace periods, Landlord may without waiving or releasing any right or remedy immediately, or at any time thereafter, without notice, perform the same for Tenant's account and Tenant shall pay on demand as reimbursement the sum so paid by Landlord with all interests, costs and damages.

11.6 Landlord's Remedies Not Exclusive. Landlord's remedies stated in this Lease are cumulative and not exclusive of any other remedies or means of redress available to Landlord by law.

11.7 Landlord's Default. Landlord shall not be in default of any of its obligations hereunder unless it shall fail to perform such obligations within thirty (30) days (or such further time as is reasonably necessary) after receipt of written notice thereof from Tenant.

11.8 Effect of Waivers of Default. No consent or waiver, express or implied, by either party to any act or omission which otherwise would be a breach of the other party's obligations shall in any way be construed to impair such other party's continuing obligations hereunder or operate to permit similar acts or omission.

11.9          Repeated Defaults. No notice of default need be given under
              Section 11.1, and no default in the payment of Annual Fixed Rent or Additional Rent shall be curable if on two prior occasions in any one lease year Tenant has failed to make such payment or received a notice of default from Landlord and, in such event, Landlord shall have the right to terminate this Lease as in
              Section 11.1 provided and the right to damages as in Section 11.3 provided.

11.10 No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Annual Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check for payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy in this Lease provided.


12.           SUBORDINATION

12.1 Subordination. This Lease is subject and subordinate to all matters of record including without limitation, ground leases and mortgages, any of which may now or hereafter be placed on or affect the Premises, or any part thereof and to each advance made or to be made under any such mortgages, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor. This Section 12 Shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall execute and deliver such subordination, Tenant shall execute an deliver promptly (and in any event within ten (10) business days of Landlord's written request therefor) any certificate that Landlord and/or any mortgagee and /or lessor under any ground or underlying lease and/or their respective successors in interest may request. Landlord agrees to use reasonable efforts to obtain a nondisturbance agreement form the present an any future mortgagee. "Reasonable efforts" shall consist of (1) submitting to the mortgagee a written request and (2) providing the mortgagee with information it requests.

              Without limitation of any of the provisions of this Lease, if any ground lessor or mortgagee shall succeed to the interest of Landlord under this Lease; and in such event, the Tenant (which in the case of a ground lease shall be within thirty (30) days after such expiration or sooner termination) that it is succeeding to the interest of Landlord under this Lease; and in such event, the Tenant shall attorn to such successor and shall ipso facto be and become bound directly to such successor in interest to Landlord to perform and observe all the Tenant's obligations under this Lease without the necessity of the execution of any further instrument. Nevertheless, Tenant agrees at any time and from time to time during the term hereof to execute a suitable instrument in confirmation of Tenant's agreement to attorn, as aforesaid.


13.           HOLDING OVER

13.1 Holding Over.If Tenant or anyone claiming under Tenant shall remain in occupancy of all or any portion of the Premises, or shall fail to yield-up the Premises free of

              Hazardous Substances, in each case delaying rental or delivery of possession of the Premises to another tenant, Tenant or such other person shall be deemed to be holding over after the termination of this Lease.

              If Tenant or anyone claiming under Tenant shall remain in occupancy of the Premises or any part thereof after the expiration of the Term of this Lease without any agreement in writing between Landlord and Tenant with respect thereto, prior to acceptance of rent by Landlord Tenant (or such person claiming under Tenant) shall be deemed a tenant at sufferance, and after acceptance of rent by Landlord a tenant from month-to-month, in either case at a use and occupancy charge equal to twice the rate of Annual Fixed Rent plus all other charges payable under this Lease, and subject to the provisions of this Lease (excluding all provisions for rent) insofar as the same may be applicable. Notwithstanding the foregoing, prior to acceptance of rent for any period after the Term, Landlord, at its option, may re-enter and take possession of the Premises or any part thereof forthwith without process or by any manner provided by law, in every case without prejudice to claim for the use and occupancy charge as stated above.

              If the Premises of areas adjacent thereto have been contaminated with Hazardous Substances by Tenant's act or neglect (but without regard to fault), thereby delaying rental of the Premises to another tenant by reason of order of public health or safety official or the like, or by reason of the prospective tenant'(s) refusal to occupy the contaminated portion of the Premises, Tenant shall be deemed to continue in possession of the affected Premises as a tenant at sufferance as aforesaid for the duration of such delay at the use and occupancy charge set forth above and subject to the provisions of this Lease as aforesaid, and Tenant agrees that unless Tenant (and such person claiming under Tenant) is in bankruptcy or insolvency proceedings or similarly disabled from performing Tenant's obligations hereunder, Landlord has the right at Landlord's election, but no duty or obligation, to restore the Premises to the condition required at the termination of this lease hereunder, and tenant is solely responsible to do so. Landlord's election to make the Premises conform with the requirements of this Lease, such as by removing any Hazardous Substances, shall not diminish in any way Landlord's claim for the use and occupancy charge as aforesaid for the duration of any delay in re-leasing the Premises resulting therefrom.



14.           MISCELLANEOUS PROVISIONS

14.1 Notices. All notices hereunder shall be in writing and deemed duly served if delivered in hand or to a recognized national overnight courier service such as Federal Express, or if mailed, certified mail, to Tenant, at the Original Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, Landlord, at Original Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant. At Tenant's written request, a courtesy notice will also be given to Tenant's counsel named in such request but such notice shall not be necessary to Landlord's rights.

 14.2 Quite Enjoyment. Upon Tenant's paying the rent and performing all provisions of this Lease, Tenant may peaceably and quietly have, hold and enjoy the Premises during the Term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord.

14.3 Limitation of Landlord's Liability. Tenant shall neither assert nor seek to enforce any claim for breach of this Lease against any of Landlord's assets other than Landlord's interest in the Premises and in the rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease. In no event shall Landlord (which term shall include, without limitation any of the officers, trustees, directors, partners, beneficiaries, joint ventures, members, stockholders or other principals or representatives, disclosed or undisclosed, thereof) ever be personally liable for any such liability or ever be liable for consequential damages.

14.4 Acts of God. In any case where either party hereto is required to do any act, other than the payment of Annual Fixed Rent or additional rent, delays caused by or resulting from acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, unusual government regulations, moratorium or similar acts of government, unusually severe weather, or other causes beyond such party's reasonable control shall not be counted in determining the time during which such act shall be completed, whether such time be designated by a fixed date, a fixed time or "a reasonable time," and such time shall be deemed to be extended by the period of such delay.

14.5 Applicable Law and Construction. This Lease is made under Massachusetts law and shall bind Landlord and Tenant and their respective heirs, successors and assigns. If any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall to any valid portion of such provisions, shall not be affected thereby. There are no oral or written agreements between Landlord and Tenant affecting this Lease. This Lease may be amended only by instruments in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.

14.6 Arbitration. Wherever this Lease provides that any question shall be determined by arbitration, such question shall be determined by arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered shall be binding upon the parties hereto and may be entered in any court having jurisdiction. Arbitration shall be held in Boston, Massachusetts and the cost thereof shall be borne equally between the parties.

14.7 Timely Performance. Time is of the essence in all matters relating to this Lease.

14.8 No Broker. Tenant represents and warrants that it has not directly or indirectly dealt, with respect to the leasing of the Building nor had its attention called to the Premises by anyone other than the broker, person or firm, if any, designated in Section 1. Tenant agrees to exonerate and save harmless and indemnify Landlord against any claims for a commission arising out of the execution and delivery of this Lease or out of negotiations between Landlord and Tenant with respect to the leasing of other space in the Building, provided that Landlord shall be solely responsible for the payment of brokerage commissions to the broker, person or firm, if any, designated in Section 1.

14.9 Financing Requirements. If in connection with obtaining financing for the Building, a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or condition its consent thereto provided that such modifications do not increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created.

14.10 Agreement Made Only When Lease Signed. This Lease shall bind Landlord and Tenant only when executed and delivered by both. This Lease when signed by one party and delivered to the other shall constitute an offer to enter into a lease on the terms set forth herein. No submission of this lease, unsigned by either party to the other shall constitute an offer to lease.

14.11 Demolition. In the event Landlord decides to demolish the Building, Landlord may terminate this Lease by not less that eighteen (18) months notice to Tenant, and upon the giving of such notice this Lease shall, without the necessity of further writing, terminate on the Termination Date stated in such notice with the same effect as if such date had been the Termination Date stated in Section 1.1, provided Landlord reimburses Tenant's unamortized cost of those improvements to the Premises which are to become Landlord's property at the end of the Term. At Landlord's request, Tenant agrees to provide Landlord with a written statement of such costs in reasonable detail.

14.2          Deleted.

14.13         No Parking.   This Lease does not create any parking privileges
              on any of Landlord's property.

                                   EXHIBIT 1
                   FLOOR PLAN OF PREMISES AT 71 ROGERS STREET

                                   EXHIBIT 2
                   FLOOR PLAN OF PREMISES AT 75 ROGERS STREET

                                    EXHIBIT 3
                                  TENANT'S WORK
As to 71 Rogers Street - To be attached prior to execution.

As to 75 Rogers Street - To be submitted by Tenant and approved by Landlord after execution of Lease.

                                   EXHIBIT 4
                   FLOOR PLAN OF PREMISES AT 79 ROGERS STREET

                                   EXHIBIT 5

1. Reference Data as to the Premises at 79 Rogers Street. Each reference is this Lease to the following subjects shall be construed to incorporate the data for that subject stated herein.

PREMISES: The premises shown on Exhibit 4 containing approximately 5,000 square feet located in the building known as and numbered 79 Rogers Street in Cambridge, Massachusetts.

LANDLORD: Trustees of The Cambridge East Trust, as Trustees and not individually

ORIGINAL ADDRESS OF LANDLORD: c/o Beal and Company, Inc.
                              177 Milk Street
                              Boston, Massachusetts 02109

TENANT:                       Metasyn, Inc., a Delaware corporation

ORIGINAL ADDRESS OF TENANT:   71 Rogers Street
                              Cambridge, MA

TERM:     The period from the Commencement Date until the Termination Date

COMMENCEMENT DATE: As stated in section 3.5

TERMINATION DATE:  December 31, 1997 (subject to extension as set forth in the Lease)

ANNUAL FIXED RENT:  01/1/93-12/31/93 - $40,000
 (as applicable)    01/1/94-12/31/94 - $45,000
                    01/1/95-12/31/95 - $50,000
                    01/1/96-12/31/96 - $55,000
                    01/1/97-12/31/97 - $60,000

MONTHLY PAYMENT:    01/1/93-12/31/93 - $3,333.33

 (as applicable)    01/1/94-12/31/94 - $3,750.00
                    01/1/95-12/31/95 - $4,166.67
                    01/1/96-12/31/96 - $4,503.30
                    01/1/96-12/31/97 - $5,000.00

LANDLORD'S RENOVATIONS, ALTERATIONS, IMPROVEMENTS: None other than as stated in Sections 3.5 and 4.1

TENANT'S PERCENTAGE OF OPERATING EXPENSES REAL ESTATE TAXES: 100%

TAX BASE YEAR:       None

PERMITTED USES:      Office use, laboratory use and ancillary animal space
                     to the extent permitted by applicable law, and no other use

SECURITY DEPOSIT:    As stated in Section 1

BROKER:              Murphy, Lynch, Walsh & Partners

                                  EXHIBIT 6
                   FLOOR PLAN OF PREMISES AT 69 ROGERS STREET

                                   EXHIBIT 7

1. Reference Data as to 69 Rogers Street. Each reference is this Lease to the following subjects shall be construed to incorporate the data for that subject stated in this Section 1.

PREMISES: The premises shown on Exhibit 6 containing approximately 2,500 square feet located in the building known as and numbered 69 Rogers Street in Cambridge, Massachusetts.

LANDLORD: Trustees of The Cambridge East Trust, as Trustees and not individually

ORIGINAL ADDRESS OF LANDLORD: c/o Beal and Company, Inc.
                              177 Milk Street
                              Boston, Massachusetts 02109

TENANT:                       Metasyn, Inc., a Delaware corporation

ORIGINAL ADDRESS OF TENANT:   71 Rogers Street
                              Cambridge, MA

TERM:     From the Commencement Date to the Termination Date

COMMENCEMENT DATE: As stated in section 3.6

TERMINATION DATE:  December 31, 1997

ANNUAL FIXED RENT:  01/1/93-12/31/93 - $20,000
 (as applicable)    01/1/94-12/31/94 - $22,500
                    01/1/95-12/31/95 - $25,000
                    01/1/96-12/31/96 - $27,500
                    01/1/97-12/31/97 - $30,000

MONTHLY PAYMENT:    01/1/93-12/31/93 - $1,667.67
 (as applicable)    01/1/94-12/31/94 - $1,875.00
                    01/1/95-12/31/95 - $2,083.33
                    01/1/96-12/31/96 - $2,291.67
                    01/1/97-12/31/97 - $2,500.00

LANDLORD'S RENOVATIONS, ALTERATIONS, IMPROVEMENTS: None other than as set forth in Sections 3.6 and 4.1

TENANT'S PERCENTAGE OF OPERATING EXPENSES
  & REAL ESTATE TAXES:  100%

TAX BASE YEAR:    None

PERMITTED USES:   Office use, laboratory use and ancillary animal space
                  to the extent permitted under applicable law, and no other use

SECURITY DEPOSIT: As stated in Section 1


BROKER:           Murphy, Lynch, Walsh & Partners